Exhibit (d)(8)

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 23, 2013, is by and among VCG Holdings, LLC, a Delaware limited liability company (“Parent”), Crestview Acquisition Corp., a Delaware corporation and a wholly-owned direct or indirect subsidiary of Parent (“Merger Sub”), and the stockholder set forth on Schedule I attached hereto (“Stockholder”).

WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of Greenway Medical Technologies, Inc., a Delaware corporation (the “Company”), set forth opposite the name of Stockholder on Schedule I hereto;

WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof, in the form attached hereto as Exhibit A and as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer for all of the outstanding shares of Company Common Stock (the “Offer”) and, regardless of whether the Offer is consummated, the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) Stockholder (i) is the record and beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Company Options, the “Shares”) set forth opposite Stockholder’s name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing (each, an “Equity Interest”).

(b) Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement constitutes legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to bankruptcy, insolvency (including all Legal Requirements relating to fraudulent transfers), reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights.

(d) Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound. The consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Stockholder, (ii) require any consent, approval, or notice under any Legal Requirement applicable to Stockholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder’s organizational documents.

(e) The Shares and the certificates, if any, representing the Shares owned by Stockholder are now, and at all times during the term hereof will be, held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of all Encumbrances, except for (i) any such Encumbrances arising hereunder and (ii) any applicable restrictions on transfer under the Securities Act (collectively, “Permitted Encumbrances”).

(f) Stockholder has full voting power, with respect to the Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares. The Shares are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares, except as provided hereunder.

(g) There is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or equity before or by any Governmental Body that could reasonably be expected to impair or materially delay the performance by Stockholder of its obligations under this Agreement or otherwise adversely impact Stockholder’s ability to perform its obligations hereunder.

(h) Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(i) No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a) Each of Parent and Merger Sub is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and each of Parent and Merger Sub have the limited liability company or corporate power and authority, as the case may be, to execute and deliver and perform their obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

(b) This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger Agreement constitute legal, valid and binding obligations of the other parties thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to bankruptcy, insolvency (including all Legal Requirements relating to fraudulent transfers), reorganization, moratorium and similar Legal Requirements of general applicability relating to or affecting creditors’ rights.

(c) Assuming compliance with the applicable provisions of the HSR Act, if applicable, and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement and the Merger Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement, will not: (a) cause a violation, or a default, by Parent or Merger Sub of any Legal Requirement or decree, order or judgment applicable to Parent or Merger Sub, or to which either Parent or Merger Sub is subject; or (b) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which either Parent or Merger Sub or their respective assets are bound, except for such violations, defaults or conflicts as would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub or any of their obligations under this Agreement and the Merger Agreement. Except as may be required by the Exchange Act (including the filing with the SEC of the Offer Documents), state takeover laws, the DGCL or the HSR Act and any filing, notification or approval in any foreign jurisdiction required by Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person at or prior to the consummation of the transactions contemplated in connection with the execution and delivery of this Agreement or the Merger Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, other than such filings, notifications, approvals, notices or consents that, if not obtained, made or given, would not, individually or in the aggregate, prevent or materially delay the performance by either Parent or Merger Sub of any of their obligations under this Agreement and the Merger Agreement.

SECTION 3. Tender of the Shares.

(a) Stockholder hereby agrees that, unless the Offer is earlier terminated or withdrawn by Merger Sub, it shall duly tender (and deliver any certificates evidencing) the Shares beneficially held by it, or cause its Shares to be duly tendered, into the Offer promptly following, and in any event no later than the tenth (10th) business day following Stockholder’s receipt of the Offer Documents, in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances); provided that Parent and Merger Sub agree that Stockholder may withdraw its Shares from the Offer at any time following (x) the date that the Offer is terminated, withdrawn or expired without the Shares having been accepted for purchase in the Offer or (y) the Termination Date.

(b) Stockholder agrees that once the Shares are tendered into the Offer, Stockholder will not withdraw any Shares from the Offer unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or (ii) the Termination Date shall have occurred.

(c) Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have, and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

(d) If (x) the Offer is terminated, withdrawn or expires without the Shares having been accepted for purchase in the Offer or (y) the Termination Date occurs, Parent and Merger Sub shall promptly (and in any event no later than the third (3rd) business day) return, and shall cause any depository or paying agent acting on behalf of Parent and Merger Sub, to return all tendered Shares to the Stockholder.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the Termination Date, except as otherwise expressly provided herein (including pursuant to Section 3, this Section 4 or Section 5) or in the Merger Agreement, Stockholder shall not, and shall cause each of its subsidiaries not to: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing (“Transfer”), any or all of the Stockholder’s Equity Interests in the Company, including any Shares, or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Stockholder’s Equity Interests, including the Shares, into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Shares; or

(v) knowingly, directly or indirectly, take or cause the taking of any other action that would restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby, excluding any bankruptcy filing. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shares shall occur (including, but not limited to, a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the Termination Date.

(b) Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act) with respect to any shares of Company Common Stock, Company Options or any other voting securities of the Company for the purpose of opposing or competing with or knowingly taking any actions inconsistent with the transactions contemplated by the Merger Agreement, provided, however, that this Section 4(b) shall not apply if the Termination Date shall have occurred.

(c) Notwithstanding the foregoing, Stockholder may make (i) Transfers of Shares by will or by operation of law or other transfers for estate planning purposes, in which case any such transferee shall agree in writing to be bound by this Agreement prior to the consummation of any such Transfer, (ii) with respect to such Stockholder’s Company Options which expire on or prior to the End Date, Transfers of Shares to the Company (x) in payment of the exercise price of such Stockholder’s Company Options and (y) in order to satisfy taxes applicable to the exercise of such Stockholder’s Company Options, and (iii) other Transfers of Shares as Parent may otherwise agree in writing in its sole discretion.

SECTION 5. Voting of Shares; Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without in any way limiting Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, at every meeting of Company Stockholders called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Stockholder’s Shares entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote all Shares beneficially owned or controlled by Stockholder and entitled to vote (the “Vote Shares”) (A) in favor of the adoption of the Merger Agreement, the approval of the Merger and the other transactions contemplated by the Merger Agreement and any actions required in furtherance thereof and hereof and/or (B) against (x) any action or agreement which would reasonably be expected to in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any Person (other than Parent, Merger Sub or their Affiliates), or any other proposal of any Person (other than Parent, Merger Sub or their Affiliates) to acquire the Company or all or substantially all of the assets thereof, (y) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal and (z) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

(b) Stockholder hereby irrevocably grants to, and appoints, Parent and any duly appointed designee thereof, Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the stockholders of the Company on behalf of such Stockholder with respect to the matters set forth in Section 5(a), to include such Shares in any computation for purposes of establishing a quorum at any such meeting of stockholders of the Company, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the stockholders of the Company or any action by written consent in lieu of a meeting of stockholders of the Company in a manner consistent with the provisions of Section 5(a). Stockholder hereby affirms that the proxy set forth in this Section 5(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL during the term of this Agreement. The parties agree that the foregoing shall be a voting agreement created under Section 218 of the DGCL.

(c) Stockholder hereby represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

(d) Notwithstanding the foregoing, Stockholder shall retain at all times the right to vote the Shares held by it in its sole discretion and without any other limitation on those matters other than those set forth in this Section 5 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(e) The obligations set forth in this Section 5 shall apply to Stockholder unless and until the Termination Date shall have occurred.

SECTION 6. No Solicitation. Stockholder shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) initiate, solicit, propose, encourage or take any other action to facilitate (including by providing information) any proposals or offers that constitute, or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning the Company or any Subsidiary to any Person relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. Stockholder shall, and shall cause its Representatives to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any proposal that constitutes, or is reasonably expected to result in, any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished.

SECTION 7. Directors and Officers. This Agreement shall apply to Stockholder solely in Stockholder’s capacity as a holder of Company Common Stock, Company Options and/or other Equity Interests in the Company and not in Stockholder’s capacity as a director, officer or employee of the Company or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict any actions or omissions of a director and/or officer of the Company, including, without limitation, in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

SECTION 8. Further Assurances. Each party shall execute and deliver any additional documents and take such further actions as may be reasonably necessary or desirable to carry out all of the provisions hereof, including all of the parties’ obligations under this Agreement, including without limitation to vest in Parent the power to vote the Shares to the extent contemplated by Section 5 hereof.

SECTION 9. Termination.

(a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately, and the power of attorney and proxy set forth in Section 5(b) shall be revoked, terminated and of no further force and effect, upon the earliest to occur of the following (the date of such termination, the “Termination Date”):

(i) termination of the Merger Agreement in accordance with its terms;

(ii) the Effective Time;

(iii) any change to the terms of the Offer or the Merger without the prior written consent of Stockholder that (A) reduces the Offer Price or the Merger Consideration (subject to adjustments in compliance with Section 2.5(b) of the Merger Agreement), (B) changes the form of consideration payable in the Offer or the Merger or (C) any amendment, modification or waiver of the Minimum Condition such that Parent or Merger Sub would beneficially own less than 50% of the outstanding Company Common Stock after giving effect to the Offer Closing; or

(iv) the mutual written consent of Parent and Stockholder.

(b) Upon termination of this Agreement, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof and (ii) unless this Agreement has terminated pursuant to Section 9(a)(ii), Stockholder shall be permitted to withdraw its Shares tendered pursuant to the Offer, provided however, that the termination of this Agreement shall not relieve any party from liability from any intentional breach prior to such termination.

(c) Sections 9(b), 10 and 13 hereof shall survive the termination of this Agreement.

SECTION 10. Expenses. All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated; provided that, the Company shall be permitted to reimburse reasonable and documented out-of-pocket fees and expenses of legal counsel to Stockholder and other stockholders with respect to this Agreement and similar agreements with all such other stockholders, and the transactions contemplated hereby and thereby, subject to an aggregate cap of $100,000.

SECTION 11. Public Announcements. Parent, Merger Sub and Stockholder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall only make public announcements regarding this Agreement and the transactions contemplated hereby that are consistent with the public statements made by the Company and Parent pursuant to the Merger Agreement, without the prior written consent of Parent. Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its Affiliates of its identity and holding of the Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Body, provided that, Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

SECTION 12. Adjustments. In the event (a) of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares or (b) that Stockholder shall become the beneficial owner of any additional shares of Company Common Stock, then the terms of this Agreement shall apply to the shares of Company Common Stock held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Shares hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 5 hereof, then the terms of Section 5 hereof shall apply to such other securities as though they were Shares hereunder.

SECTION 13. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two business days after sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Stockholder, to:

Pamlico Capital

150 N. College Street, Suite 2400

Charlotte, NC 28202

Attention: Frederick W. Eubank, II

Email: eric.eubank@pamlicocapital.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP
Bank of America Plaza
101 South Tryon Street, Suite 4000
Charlotte, North Carolina 28280-4000
Attention:	C. Mark Kelly, Esq.
Facsimile:	704-444-1675
Email:	mark.kelly@alston.com

If to the Company, to:

Greenway Medical Technologies, Inc.
100 Greenway Boulevard
Carrollton, Georgia 30117
Attention:	Wyche T. Green, III
Email:	TeeGreen@greenwaymedical.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP
1170 Peachtree Street, N.E. Suite 100
Atlanta, GA 30309
Attention:	Reinaldo Pascual
E-mail:	reypascual@paulhastings.com

If to Parent or Merger Sub, to:

c/o Vista Equity Partners
401 Congress Avenue
Suite 3100
Austin, TX 78701
Attention:	Brian N. Sheth
Michael Fosnaugh
Email:	BSheth@vistaequitypartners.com
MFosnaugh@vistaequitypartners.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:	David Breach, Esq.
Daniel Wolf, Esq.
Facsimile:	(212) 446-4900
E-mail:	david.breach@kirkland.com
daniel.wolf@kirkland.com

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(d) Entire Agreement, No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof and (b) is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

(e) Governing Law, Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 13(i), in any Legal Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (it being agreed that the consents to jurisdiction and venue set forth in this Section 13(e) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (ii) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 13(a). The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(f) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that, except in connection with any Transfer permitted by Section 4, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Legal Requirements or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent; provided, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(h) Severability of Provisions. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, and each party waives any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 13(i).

(j) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

(k) Binding Nature. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

(l) No Recourse. Parent and Merger Sub agree that Stockholder (in its capacity as a stockholder of the Company) will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Offer (other than any liability for claims, losses, damages, expenses and other liabilities or obligations that arise under this Agreement), including the Company’s breach of the Merger Agreement.

(m) No Presumption. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(n) No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein.

SIGNATURE PAGE TO

TENDER AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

VCG HOLDINGS, LLC

By:	/s/ James P. Hickey
	Name:	James P. Hickey
	Title:	President

CRESTVIEW ACQUISITION CORP.

By:	/s/ James P. Hickey
	Name:	James P. Hickey
	Title:	President

SIGNATURE PAGE TO

SUPPORT AGREEMENT

PAMLICO CAPITAL II, L.P.
By:	Pamlico Capital GP II, LLC
Its:	General Partner

By:	/s/ Frederick W. Eubank, II
	Name:	Frederick W. Eubank, II
	Title:	Managing Partner

SCHEDULE I

NAME	COMPANY COMMON STOCK	OPTIONS
Pamlico Capital II, L.P.	5,284,679	0